Exhibit 99.1

551 Fifth Avenue Suite 300 New York, NY 10176
PRESS RELEASE
ABM INDUSTRIES ANNOUNCES AMENDMENT AND EXTENSION OF $650 MILLION CREDIT FACILITY
NEW YORK, NY — September 9, 2011 — ABM Industries (NYSE:ABM) today announced the successful completion of an amendment and extension of its existing $650 million senior unsecured credit agreement, which results in more favorable terms and extends the maturity.
As part of the amendment:
•	The term of the credit facility was extended from November 30, 2015 to September 8, 2016;
•	The maximum leverage ratio for permitted acquisitions was increased from 2.75x to 3.25x the Company’s 12-month trailing EBITDA; and
•	The effective interest rates were reduced for drawn and undrawn pricing based on the Company’s leverage ratio.
The agreement will provide funds for the Company’s working capital needs and general corporate purposes.
“We are very pleased with the new terms on our credit facility,” said Jim Lusk, executive vice president and chief financial officer, ABM Industries. “The completion of this agreement and its more favorable terms will provide a flexible source of financing for our operating activities and continued growth while supporting our ability to explore strategic opportunities, as they arise, over the next five years.”
D. Anthony Scaglione, ABM’s vice president and treasurer, commented: “Having successfully completed this transaction in a difficult economic environment demonstrates our banking group’s confidence in both the financial strength and business strategy of ABM. I am very pleased with the terms of the revised agreement and it exemplifies ABM’s strategy of maintaining a risk profile with a flexible, low cost and stable capital structure.”
Bank of America, N.A., acted as Administrative Agent.
About ABM Industries Incorporated
ABM Industries Incorporated (NYSE:ABM), which operates through its subsidiaries (collectively “ABM”), is a leading provider of integrated facility services. With fiscal 2010 revenues of approximately $3.5 billion and nearly 100,000 employees, ABM provides commercial cleaning and maintenance, facility engineering, energy efficiency, parking and security services for thousands of commercial, industrial, government and retail clients across the

United States and various international locations. ABM’s business services include ABM Janitorial Services, ABM Facility Services, ABM Engineering Services, Ampco System Parking and ABM Security Services. For more information, visit www.abm.com.
Contact

Media:	Tony Mitchell (212) 297-9828 tony.mitchell@abm.com	Investors & Analysts:	David Farwell (212) 297-9792 dfarwell@abm.com
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